SCHEDULE 14A INFORMATION

   Proxy Statement Pursuant to Section 14(a) of the Securities
             Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:
[ ]  Preliminary Proxy Statement
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material pursuant to Rule 14a-11(c) or Rule 14a-12

Name of Registrant as
 Specified In Its Charter:  The Diana Corporation

Name of Person(s) Filing Proxy Statement:  Keith R. Steffel
                                           Secretary

Payment of Filing Fee (Check the appropriate box):
[X]  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or
     14a-6(j)(2).
[ ]  $500 per each party to the controversy pursuant to Exchange
     Act Rule 14a-6(i)(3).
[ ]  Fee computed on table below per Exchange Act Rules 14a-(6)
     (i)(4) and 0-11.

     1) Title of each class of securities to which transaction applies:

     2) Aggregate number of securities to which transaction applies:

     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:_/

     4)  Proposed maximum aggregate value of transaction:


_/ Set forth the amount on which the filing fee is calculated and state how it was determined.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1)  Amount Previously Paid:

     2)  Form, Schedule or Registration Statement No.:

     3)  Filing Party:

     4)  Date Filed:

THE DIANA CORPORATION

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD AUGUST 17, 1995



TO THE SHAREHOLDERS OF THE DIANA CORPORATION:

The Annual Meeting of the Shareholders of THE DIANA CORPORATION (the "Company") will be held at the O'Hare Hilton, O'Hare International Airport, Chicago, Illinois 60666, Room 2002 on August 17, 1995 at 1:00 p.m., local time, to consider and act upon the following matters:

1.   The election of two directors to serve for a three-year term.

2. Any other matters that may properly come before the meeting or any adjournments thereof.

Shareholders of record at the close of business on June 21, 1995, are entitled to notice of and to vote at the meeting.

You are cordially invited to attend the meeting. Your vote is important no matter how large or small your holdings may be. Whether or not you plan to attend the meeting, please date, sign and return the accompanying proxy at your earliest convenience so as to assure the largest possible representation at the meeting. A reply envelope is provided for this purpose which needs no postage if mailed in the United States. If you attend the meeting and wish to vote in person, your proxy may be revoked.

                                   By Order of the Board of Directors,



                                   Keith R. Steffel
                                   Secretary



Milwaukee, Wisconsin
July 13, 1995

                                PROXY

         ANNUAL MEETING OF SHAREHOLDERS OF THE DIANA CORPORATION



RICHARD Y. FISHER and R. SCOTT MISWALD, and each of them, are hereby appointed proxies, with full power of substitution, to represent and to vote, as set forth on the reverse side, all shares of stock the undersigned is entitled to vote at the annual meeting of shareholders of The Diana Corporation, to be held at the O'Hare Hilton, O'Hare International Airport, Chicago, Illinois 60666, Room 2002 on August 17, 1995 at 1:00 p.m. local time, and at any adjournments thereof, hereby revoking any proxy heretofore given.

THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO CHOICE IS INDICATED, WILL BE VOTED FOR ITEM 1.

1.  ELECTION OF DIRECTORS:              SYDNEY B. LILLY AND DONALD D. BARR

FOR all nominees      WITHHOLD          (INSTRUCTION: To withhold authority
listed (except as     AUTHORITY         to vote for any individual nominee,
marked to the         to vote for       write that nominee's name on the
contrary.)            all nominees      space provided below.)
                      listed
                                        ___________________________________
  [ ]                  [ ]

2. In their discretion on such other matters as may properly come before the meeting.

                                   Dated:________________________________19__

                                   __________________________________________

                                   __________________________________________

                                   (Please sign exactly as name appears
                                   hereon.  If stock is owned by more than
                                   one person, all owners should sign.) If signing as attorney, administrator, executor, guardian or trustee, please indicate such capacity. A proxy given by a corporation should be signed by an authorized officer.

                                   THIS PROXY IS SOLICITED BY THE BOARD OF
                                   DIRECTORS OF THE CORPORATION.

THE DIANA CORPORATION

8200 West Brown Deer Road
Suite 200
Milwaukee, Wisconsin  53223
___________________________

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS

To Be Held August 17, 1995


Solicitation

This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of The Diana Corporation (the "Company") for the Annual Meeting of Shareholders to be held at the O'Hare Hilton, O'Hare International Airport, Chicago, Illinois 60666, Room 2002 on August 17, 1995 at 1:00 p.m., local time, and any adjournments thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Shareholders. Shares represented by properly executed proxies will be voted at the meeting in accordance with the directions contained therein, but a proxy may be revoked at any time prior to its exercise by written notice filed with the Secretary of the Company or the acting secretary of the meeting, including by subsequent written proxy, or by oral notice to the presiding officer during the meeting.

In addition to use of the mails, proxies may be solicited in person or by telephone or facsimile by directors, officers and regular employees of the Company, and no additional compensation will be paid to these persons for their efforts. All expenses of soliciting proxies will be paid by the Company. Upon request, the Company will reimburse brokers, dealers, banks and voting trustees, or their nominees, for reasonable expenses incurred in forwarding copies of the proxy material and annual report to the beneficial owners of shares which such persons hold of record. The Company may also request other holders of record to forward copies to the beneficial owners, and reimburse them for reasonable forwarding expenses.

The 1995 Annual Report to Shareholders is not incorporated in this proxy statement and is not deemed to be part of the proxy solicitation material. This proxy statement, the accompanying proxy and the 1995 Annual Report to Shareholders are being mailed to shareholders commencing on or about July 13, 1995.


Voting Securities

Holders of record of the Company's Common Stock at the close of business on June 21, 1995, the record date fixed by the Board of Directors, are entitled to notice of and to vote at the meeting. On June 21, 1995, 3,914,837 shares of Common Stock were outstanding. Each holder is entitled to one vote in person or by proxy for each such share of stock registered in his name on the above date. A majority of the shares entitled to vote, represented in person or by proxy, constitutes a quorum. If a quorum is present, the two nominees for directors of the Company who receive the greatest number of votes will be elected. Abstentions are considered as shares present and entitled to vote but are not counted as votes cast in the affirmative on a given matter. If a broker indicates on the proxy that it does not have discretionary authority as to certain shares to vote on a particular matter, those shares will not be considered as shares present and entitled to vote.

Principal Shareholders

The following sets forth as of June 21, 1995, information concerning (i) beneficial ownership of the Company's Common Stock by the only persons who are known by the Company to own beneficially more than 5% of the Common Stock (including options exercisable within 60 days of June 21, 1995) and (ii) beneficial ownership of the Common Stock (including options exercisable within 60 days of June 21, 1995) by each director, nominee, and named executive officer and by all directors, nominees and officers of the Company as a group. Except as otherwise noted, the persons named below have sole voting and investment power with respect to shares shown as beneficially owned:

                                                      Number of
         Beneficial Owner                             Shares (1)    Percent
Richard Y. Fisher .................................   807,983(3)    19.4%
  8200 West Brown Deer Road, Suite 200
  Milwaukee, WI  53223

Donald E. Runge ...................................   773,966       18.6%
  8200 West Brown Deer Road, Suite 200
  Milwaukee, WI  53223

Dimensional Fund Advisors, Inc ....................   294,715(2)     7.5%
  1299 Ocean Avenue, 11th Floor
  Santa Monica, CA  90401

Sydney B. Lilly ...................................   141,597(3)     3.5%

Jack E. Donnelly ..................................    16,537         *

Jay M. Lieberman ..................................    11,025         *

R. Scott Miswald ..................................     7,717         *

Edward J. Bailey ..................................     1,275         *

Donald D. Barr ....................................     1,050         *

All directors and officers as a group (9 persons).. 1,761,150(3)    38.6%

________________
     * Less than 1 percent.

(1) Includes options exercisable within 60 days of June 21, 1995 to purchase 249,776 shares for Messrs. Fisher and Runge, 113,587 shares for Mr. Lilly, 11,025 shares for Messrs. Donnelly and Lieberman, 1,275 shares for Mr. Bailey and 641,976 for all directors and officers as a group.

(2) Based on its Schedule 13G filed January 30, 1995, Dimensional Fund Advisors Inc. ("Dimensional"), a registered investment adviser, is deemed to have beneficial ownership of 294,715 shares of Common Stock, all of which shares are held in portfolios of DFA Investment Dimensions Group, Inc., a registered open-end investment company, or the DFA Group Trust, an investment vehicle for qualified employee benefit plans, for both of which Dimensional serves as investment manager. Dimensional disclaims beneficial ownership of all such shares.

(3) Mr. Lilly owns 10,000 shares (less than 1%) of common stock of Entree Corporation ("Entree"), an 81.25%-owned subsidiary of the Company. Mr. Fisher has direct ownership of 20,000 shares of Entree common stock and indirect ownership of 50,000 shares which are owned by his adult son and daughter as to which Mr. Fisher disclaims beneficial ownership, for an aggregate of 70,000 shares (less than 1%). All directors and officers as a group beneficially own 90,000 shares of Entree common stock (1.1%).


Election of Directors

The six member Board of Directors in office following the Annual Meeting will be divided into three classes of two members each. The election of directors is staggered so that the term of only one class of directors expires each year. The term of each class is three years and the term of office for the class being elected at this meeting will expire in 1998. The Board currently intends to add a seventh director, who would be another outside director, within six months following the Annual Meeting.

The Board of Directors believes that all nominees will stand for election, but if any person nominated fails to stand for election, the persons named in the accompanying form of proxy or their substitutes will vote for a substitute nominee selected by the Board of Directors, unless the Board reduces the number of directors to be elected. The Board of Directors believes that each nominee named herein will serve if elected to the Board of Directors.

The Board of Directors recommends that shareholders vote FOR all nominees to be elected as Directors.

The following table sets forth certain information regarding the nominees and other directors.


                      Director     Principal Occupation for the
Name and Age           Since       Past Five Years; Directorships

                    Nominees for Terms Expiring in 1998

Sydney B. Lilly        1988        Executive Vice President of the Company
   Age 66                          since April 1995.  Legal and business
                                   consultant from 1984 to 1995; Director of Entree.

Donald D. Barr         1991        Private law practice since 1984 and
   Age 62                          business consultant since December 1994;
                                   Chief Executive Officer of Jensen
                                   Products, Inc. (Long Beach) a
                                   manufacturer of products for the R.V. and manufactured housing industries, from
                                   October 1992 to December 1994.

                   Directors With Terms Expiring in 1996

Richard Y. Fisher      1978        Chairman of the Board since 1984.
   Age 62                          Mr. Fisher has held various executive
                                   positions with the Company and its
                                   subsidiaries since 1984.  Mr. Fisher is
                                   a director of Entree.

Donald E. Runge        1978        President of the Company since April
   Age 57                          1995.  Mr. Runge held various executive
                                   positions with the Company and its
                                   subsidiaries prior to 1990. President of General Growth, Inc., a private investment company, since 1990.

                   Directors With Terms Expiring in 1997

Jack E. Donnelly      1991         Principal of Bailey & Donnelly
  Age 60                           Associates, Inc., an investment company,
                                   since 1986.

Jay M. Lieberman      1989         Private law practice since 1987.
   Age 62

Messrs. Fisher and Runge were executive officers and directors of Retailing Corporation of America ("RCOA") and Economy Dry Goods, Inc. (EDG) from RCOA's incorporation in 1982 and the purchase of EDG by RCOA in 1986 to their respective resignations in October 1990 and November 1989. On January 4, 1991, RCOA and EDG became the subject of proceedings under Chapter XI of the Federal Bankruptcy Code. On October 23, 1992, a Plan of Reorganization was confirmed for EDG.

The Board of Directors, its Committees, and Director Compensation

The Board of Directors held a total of 4 meetings during the fiscal year ended April 1, 1995. Each director attended at least 75% of the aggregate total number of meetings of the Board of Directors held during the last fiscal year and the total number of meetings held by all committees of the Board of Directors on which he served during the year.

The Board of Directors has one standing committee--an Audit Committee. The Audit Committee recommends to the Board of Directors the independent certified public accountants to perform audit and non-audit services, reviews the scope and results of such services, reviews with management and the independent certified public accountants the systems of internal control, assures adherence in accounting and financial reporting to generally accepted accounting principles and performs such other duties deemed appropriate by the Board of Directors. Currently, Messrs. Bailey and Lieberman are the members of the Audit Committee. The Committee met three times during the fiscal year ended April 1, 1995.

The Company has no standing nominating or compensation committee of the Board of Directors, or committees performing similar functions, because decisions regarding nomination of directors and executive compensation are made by the full Board of Directors.

Directors who are not executive officers or employees of the Company or a subsidiary of the Company currently receive an annual fee of $15,000 and are reimbursed for travel expenses. Members of the Audit Committee receive an additional fee of $1,250 per Audit Committee meeting. The Board of Directors intends to change the director compensation policy by eliminating the $15,000 annual fee. Outside directors will receive an annual grant of options to purchase 1,000 shares of the Company's common stock at an exercise price that is 50% of the closing price of the Company's common stock on the date of grant and $2,000 per Board of Directors meeting that is attended by the director. The options will not be exercisable as long as the director is a member of the Board of Directors. In fiscal 1995, Board members were also compensated for performing certain other services for the Company. See "Compensation Committee Interlocks and Insider Participation."


EXECUTIVE COMPENSATION

The following table sets forth the total annual compensation paid or accrued by the Company for the account of the executive officers of the Company whose total salary and bonus for the fiscal year ended April 1, 1995 exceeded $100,000.

                                         Summary Compensation Table

                                 Annual Compensation             Long Term
Name & Principal    Fiscal   Salary          Other Annual   Compensation Awards     All Other
Position            Year      (1)     Bonus  Compensation    Stock Options (#)    Compensation

Richard Y. Fisher    1995   $444,538  $ 0        $ 0                0                 $ 0
 President and CEO   1994    394,538    0          0          100,000 (2)               0
                     1993    394,603    0          0                0                   0

R. Scott Miswald     1995    110,000    0          0                0                   0
 Vice President,     1994     95,000    0          0           50,000 (2)               0
 Treasurer and       1993     89,461    0          0            5,000 (3)               0
 Controller


(1) Includes deferred compensation for Mr. Fisher of $174,538 in each of the fiscal years 1995 and 1994 and $174,603 in fiscal year 1993 which was accrued by the Company pursuant to the Company's previously existing Employment Agreement with Mr. Fisher.

(2) During fiscal 1994, Mr. Fisher and Mr. Miswald were granted options to purchase 100,000 and 50,000 shares, respectively, of Entree common stock.

(3) During fiscal 1993, Mr. Miswald was granted options to purchase 5,000 shares of the Company's common stock.

The table below provides information regarding the value of in-the-money stock options held by named executive officers at April 1, 1995. Named executive officers did not exercise any stock options during the fiscal year.

                         Fiscal Year End Option Values

                                                  Value of Unexercised
                   Number of Unexercised Options  In-the-Money Options
                   at Fiscal Year End             at Fiscal Year End
   Name            Exercisable Unexercisable      Exercisable Unexercisable

Richard Y. Fisher
  - Diana Options     249,776            0          $29,999        $  0
  - Entree Options          0      100,000                0           0

R. Scott Miswald
  - Diana Options       5,512            0                0           0
  - Entree Options          0       50,000                0           0

Employment Agreements

The Company has entered into employment agreements (the "Agreements"), effective as of April 2, 1995, with Mr. Richard Fisher, Mr. Donald Runge and Mr. Sydney Lilly (the "Officers"). Mr. Fisher is serving as the Chairman of the Company, Mr. Runge is serving as President and Mr. Lilly is serving as Senior Vice President.

Each Agreement is for a term expiring March 31, 1997, subject to extension from year to year thereafter unless either the Company or the Officer provides 90 days prior notice that the term should be not so extended. Each Agreement provides for a minimum annual salary of $210,000, six weeks paid vacation per year, payment of the annual dues of an athletic or similar social club, lifetime medical expense reimbursement for the Officer and his spouse (medical expense reimbursement is for the term of the Agreement for Mr. Lilly and 5 years for his spouse), a bonus (described below) and nondiscrimination with respect to certain other benefits provided to the Company's officers. In addition, Mr. Lilly received a 5 year option to purchase 75,000 shares of common stock at $6.50 per share. Mr. Fisher's Agreement also provides for the payment through fiscal 2000 of deferred compensation previously earned by him and permits him to purchase at termination of employment, for book value, the furniture in his personal office.

Each Agreement provides for an annual bonus equal to the greater of (a) 1/3 of 1% of the purchase price or sales price relating to any business purchased or sold by the Company or its affiliates, or (b) an amount equal to (ROI less Base Rate) x Investment x 10%, where ROI equals the Company's earnings before interest and taxes divided by Investment, Investment equals shareholders equity (at the beginning of the year) plus average amount of debt (during the prior year) and Base Rate is 150% of the yield on 30 year treasury bonds at the beginning of the fiscal year. For fiscal 1996, Investment is $30,128,000 and the Base Rate is 11.15%.

In the event of termination of employment due to disability or death, the Officer is entitled to receive three-quarters of his salary and bonus for the year of termination. In the event an Officer terminates his employment following a change in his position, a failure to re-elect him as a director or a change-in-control of the Company, the Company must pay in a lump sum an amount equal to 100% of the salary for the rest of the year in which the employment terminated. The Officer would also be entitled to the entire bonus for the year of termination.


Compensation Committee Interlocks and Insider Participation

As noted above, the Board of Directors does not have a compensation committee, because executive compensation decisions are made by the full Board. All directors participate in the deliberations.

Mr. Fisher is the Company's Chairman. His employment agreement and his fiscal 1995 compensation is described above.

Mr. Runge is President of the Company and owner of General Growth, Inc., a private investment company. His employment agreement with the Company is described above. The Company paid $100,000 to General Growth, Inc. for services performed for the Company in fiscal 1995.

Mr. Donnelly has entered into a consulting agreement with the Company to serve as chairman and consultant to C&L Communications, Inc. ("C&L"), one of the Company's subsidiaries. Upon expiration or termination of the agreement, the Company will pay Mr. Donnelly 10% of the "increase in value" of C&L. The increase in value is defined generally as the previous fiscal year's net pre-tax profits of C&L, multiplied by four, minus $9 million. During fiscal 1995 Mr. Donnelly's consulting agreement was amended to provide for an extension of the term of the agreement from December 23, 1996 to March 31, 1997, and Mr. Donnelly was provided an option to extend the term one additional year. Also, Mr. Donnelly has the ability to obtain a loan from the Company at the prime rate, not to exceed 25% of the amount accrued by the Company for the estimated payment due at the termination of the agreement. No amounts have been loaned to Mr. Donnelly pursuant to this provision. During fiscal 1995 Mr. Donnelly was paid $50,000, in accordance with the agreement and the Company accrued $100,000 for the termination payment.

Mr. Lieberman is in private law practice. During fiscal 1995, Mr. Lieberman performed tax consulting services for the Company for which he was paid $3,650.
Mr. Lilly is Senior Vice President of the Company. His employment agreement is described above. Mr. Lilly was paid $100,000 for services performed for the Company in fiscal 1995 as a consultant and a salary of $15,000 for serving as president of a subsidiary of the Company.

Mr. Barr was paid $11,500 for services performed for the Company in fiscal
1995.


Board of Directors Report on Executive Compensation

The Board of Directors is responsible for establishing the compensation of the Company's President and Chief Executive Officer. This report documents the Board's compensation policies and the Board's basis for the Chief Executive Officer's compensation in fiscal 1995.

The Company maintains the following compensation philosophy:

   - Attract and retain key management.
   - Provide a compensation package that rewards management for its achievements.
   - Utilize a variable compensation incentive to achieve performance objectives.
   - Provide long-term incentives for maximizing shareholder value through the use of stock options.

For fiscal 1995 Richard Y. Fisher, the Company's Chairman, was compensated in accordance with his previously existing Employment Agreement with the Company. Under the prior Employment Agreement, Mr. Fisher's compensation was directly linked to the Company's profitability, subject to a minimum annual salary. Mr. Fisher was paid the minimum annual salary in fiscal 1995. Commencing in fiscal 1996, Mr. Fisher and Messrs. Runge and Lilly will be compensated under new employment agreements which, among other things, provide for bonuses based on the price of business bought or sold by the Company. See "Employment Agreements."

Other executive officers' compensation consists primarily of a base salary which is established by Mr. Fisher at levels that he considers to be appropriate and reasonable. The Company has one other executive officer who did not earn more than $100,000 in salary and bonuses in fiscal 1995.

The Company has established a non-qualified stock option plan. The Board of Directors determines the number of options to be granted under the Plan to executive officers based on individual performance contributions, the dilutive effect on the Company and potential realizable value for the participants. In fiscal 1995 no stock options were granted to any executive officer of the Company.

                                   Respectfully submitted by:

                                   Richard Y. Fisher     Donald D. Barr
                                   Donald E. Runge       Jay M. Lieberman
                                   Sydney B. Lilly       Jack E. Donnelly
                                   Edward J. Bailey


                               PERFORMANCE GRAPH

Set forth below is a line graph comparing the cumulative total shareholder return on the Company's Common Stock over the last five fiscal years with the cumulative total return of companies on the Standard & Poor's 500 Stock Index and with an index compiled by the Company of issuers with similar market capitalizations. The Company elected to compare shareholder returns to an index of similarly capitalized issuers because it was unable to identify a published industry or line-of-business index which closely resembled its mix of businesses. The issuers included in the index are; Cimco, Inc., Cobra Electronics Corporation, Courier Corporation, Davis Water & Waste Industries, Inc., Frequency Electronics, Inc., Greenman Bros. Inc., Jay Jacobs, Inc., Lindberg Corporation, Mickelberry Corporation and Sharper Image Corporation. The graph assumes $100 was invested on April 1, 1990 in the Company's Common Stock and the Standard & Poor's 500 Stock Index and assumes the reinvestment of dividends. The index of similarly capitalized issuers (Peer Group) was calculated based on an initial $100 investment weighted annually according to the beginning of the period market capitalization of the companies and assumes the reinvestment of dividends.

                               PERFORMANCE GRAPH
                COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN*
                      From April 1, 1990 to March 31, 1995

                         1990     1991     1992     1993     1994     1995
- --------------------------------------------------------------------------
The Diana Corporation    $100     $ 76     $ 49     $143     $233     $116
- --------------------------------------------------------------------------
S&P 500                   100      114      127      146      149      172
- --------------------------------------------------------------------------
Peer Group                100       78       75       68       72       74

__________
     *Assumes $100 invested on April 1, 1990.

Certain Transactions

The Company's directors have certain business relationships with the Company. See "Compensation Committee Interlocks and Insider Participation."


Compliance with Section 16(a) of the Exchange Act

Based on information available to it, the Company is not aware that any director, officer or beneficial owner of 10% of the Common Stock failed to file on a timely basis reports required by Section 16(a) of the Securities Exchange Act of 1934 during the last fiscal year, except Mr. Bailey, a director of the Company who filed one late Form 4 with respect to two transactions.


Auditors

Ernst & Young is the Company's independent public accountant. A representative of Ernst & Young is not expected to be present at the meeting.


Shareholder Proposals for the Next Annual Meeting

Any proposal of a shareholder intended to be presented at the Company's next annual meeting of shareholders must be received by the Company for consideration for inclusion in the proxy statement and form of proxy for that meeting no later than March 15, 1996.


Other Matters

Management is not aware of any other matters which may be brought before the meeting. If other matters not now known come before the meeting, or any adjournments thereof, the persons named in the accompanying form of proxy or their substitutes will vote such proxy in accordance with their best judgment.


                                            Keith R. Steffel
                                            Secretary



Milwaukee, Wisconsin
July 13, 1995


             YOUR COOPERATION IN SIGNING AND RETURNING
               YOUR PROXY WILL BE GREATLY APPRECIATED.